Virtus ETF Trust II 485BOS

Exhibit 99(d)(21)

2005 Market Street Suite 2600 Philadelphia, PA 19103 Telephone 215.564.8000

July 9, 2025

Board of Trustees

Virtus ETF Trust II

31 West 52nd Street, 16th Floor

New York, NY 10019

Re:	Post-Effective Amendment No. 95 to the

Registration Statement of Virtus ETF Trust II

Ladies and Gentlemen:

We have acted as counsel to Virtus ETF Trust II, a statutory trust organized under Delaware law (the “Trust”), in connection with the issuance and sale by the Trust of its shares of beneficial interest, no par value (the “Shares”), of the Virtus IG Public & Private Credit ETF, a series of the Trust (the “Fund”).

This opinion is furnished in accordance with the requirements of Item 28(i) of Form N-1A under the Investment Company Act of 1940 (the “Investment Company Act”) and the Securities Act of 1933 (the “Securities Act”).

We have examined the Certificate of Trust of the Trust, the Agreement and Declaration of Trust of the Trust (the “Declaration”), the Bylaws of the Trust, certain resolutions adopted by the Board of Trustees of the Trust relating to the creation, authorization, issuance and sale of the Shares, and a Certificate of Good Standing dated July 9, 2025 from the State of Delaware.

We have also examined the Registration Statement on Form N-1A filed by the Trust, on behalf of the Fund (the “Registration Statement”) under the Investment Company Act and the Securities Act, all as amended to date, as well as other items we deem material to this opinion.

In our examination, we have assumed the legal capacity of all natural persons, the genuineness of all signatures, the authenticity of all documents submitted to us as originals, the conformity to original documents of all documents submitted to us as facsimile, electronic, certified, conformed or photostatic copies and the authenticity of the originals of such copies. As to any facts material to the opinions expressed herein that we did not independently establish or verify, we have relied upon statements and representations of officers and other representatives of the Trust and others.

This opinion is based exclusively on the provisions of the Delaware Statutory Trust Act governing the issuance of the Shares of the Fund and the reported case law thereunder, and does not extend to the securities or “blue sky” laws of the State of Delaware or other States.

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Board of Trustees

Virtus ETF Trust II

July 9, 2025

We have assumed the following for purposes of this opinion:

1.       The Shares will be issued in accordance with the Trust’s Declaration and Bylaws, each as amended to date, and resolutions of the Trust’s Board of Trustees relating to the creation, authorization, issuance and sale of the Shares.

2.       The Shares will be issued against payment therefor as described in the Prospectus and the Statement of Additional Information relating thereto included in the Registration Statement.

Based upon and subject to the foregoing, we are of the opinion that, when the Registration Statement becomes effective under the Investment Company Act and Securities Act, the Shares will, when sold in accordance with the Registration Statement, be validly issued, fully paid and non-assessable.

We hereby consent to the use of this opinion as an exhibit to the Registration Statement of the Trust and we further consent to reference in the Registration Statement of the Trust to the fact that this opinion concerning the legality of the issue has been rendered by us.

Best regards,

/s/ Stradley Ronon Stevens & Young, LLP

Stradley Ronon Stevens & Young, LLP